Filed pursuant to Rule 424(b)(3)
Registration No. 333-223415

PROSPECTUS

Offer To Exchange Up To

$400,000,000

2.900% Senior Notes due 2023

which have been registered under the Securities Act of 1933

for any and all outstanding

2.900% Senior Notes due 2023

which have not been registered under the Securities Act of 1933

and

$500,000,000

3.700% Senior Notes due 2028

which have been registered under the Securities Act of 1933

for any and all outstanding

3.700% Senior Notes due 2028

which have not been registered under the Securities Act of 1933

The Exchange Offer:

•

We are offering by this prospectus to exchange $400,000,000 aggregate principal amount of our 2.900% senior notes due 2023, which we refer to as the “2023 exchange notes,” and $500,000,000 aggregate principal amount of our 3.700% senior notes due 2028, which we refer to as the “2028 exchange notes” and together with the 2023 exchange notes as the “exchange notes,” all of which have been registered under the Securities Act of 1933, for $400,000,000 aggregate principal amount of our outstanding 2.900% senior notes due 2023, which we refer to as the “2023 original notes,” and $500,000,000 aggregate principal amount of our outstanding 3.700% senior notes due 2028, which we refer to as the “2028 original notes” and together with the 2023 original notes as the “original notes,” that we originally issued on November 16, 2017 and that were not registered under the Securities Act of 1933.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	The exchange offer will expire at 5:00 p.m., New York City time, on December 12, 2018, unless extended by us.

(continued on next page)

Investment in the exchange notes involves risks. See “Risk Factors” on page 9.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2018.

•	You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

•	The exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•

The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act of 1933 and will bear a different CUSIP number from the original notes of the same series, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the exchange notes.

•

The 2023 exchange notes will mature on June 1, 2023 and the 2028 exchange notes will mature on June 1, 2028. We will pay interest on the exchange notes semi-annually on June 1 and December 1 of each year.

•	The exchange notes will be subject to redemption and entitled to repurchase rights in the circumstances described in this prospectus.

•

The exchange notes will be unsecured senior obligations of CBS Corporation and will rank equally in right of payment with all of CBS Corporation’s other unsecured and unsubordinated indebtedness from time to time outstanding.

•

Payment of the exchange notes will be fully and unconditionally guaranteed by CBS Operations Inc. on an unsecured senior basis. The guarantees will be unsecured senior obligations of CBS Operations Inc. and will rank equally in right of payment with all of CBS Operations Inc.’s other unsecured and unsubordinated indebtedness from time to time outstanding.

•	We do not intend to list the exchange notes on any securities exchange.

Any broker-dealer that holds original notes acquired for its own account as a result of market-making activities or other trading activities, and that receives exchange notes in exchange for such original notes pursuant to the exchange offer, must deliver a prospectus in connection with any resales of such exchange notes. We have agreed that, for a period beginning on the date on which the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For more information, see “Plan of Distribution.”

The Securities and Exchange Commission allows us to “incorporate by reference” business and financial information about our company that is not included in or delivered with this prospectus. We will provide to you upon written or oral request, at no cost, a copy of any or all of the information incorporated by reference into this prospectus. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

CBS Corporation

51 West 52nd Street

New York, NY 10019

Attention: Investor Relations

Telephone: 1-877-CBS-0787

To obtain timely delivery, you must request incorporated information no later than December 5, 2018, which is five business days before the scheduled expiration of the exchange offer.

i

SUMMARY

This summary highlights selected information included or incorporated by reference into this prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference into this prospectus.

In this prospectus, unless we indicate otherwise or the context otherwise requires, we use the terms “CBS Corporation,” “we,” “us” and “our” to refer to CBS Corporation and its consolidated subsidiaries. References to “CBS Operations” are references to CBS Operations Inc.

CBS Corporation

We are a mass media company with operations in the following segments:

•

ENTERTAINMENT: The Entertainment segment is composed of the CBS® Television Network; CBS Television Studios®; CBS Studios International™ and CBS Television Distribution™; Network Ten®; CBS Interactive™; CBS Films®; and our digital streaming services, CBS All Access® and CBSN®.

•

CABLE NETWORKS: The Cable Networks segment is composed of Showtime Networks, which operates our premium subscription program services, Showtime®, The Movie Channel®, and Flix®, including a digital streaming subscription offering; CBS Sports Network®, our cable network focused on college athletics and other sports; and Smithsonian Networks™, a venture between Showtime Networks and Smithsonian Institution, which operates Smithsonian Channel®, a basic cable program service, and a digital streaming subscription service.

•

PUBLISHING: The Publishing segment is composed of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner®, Gallery Books®, Touchstone® and Atria Books®.

•

LOCAL MEDIA: The Local Media segment is composed of CBS Television Stations, our 29 owned broadcast television stations; and CBS Local Digital Media™, which operates local Websites including content from our television stations.

We were organized under the laws of the State of Delaware in 1986. Our principal executive offices are located at 51 West 52nd Street, New York, New York 10019, our telephone number is (212) 975-4321 and our website address is www.cbscorporation.com. The information contained in or accessible through our website is not incorporated by reference in, or part of, this prospectus or the registration statement of which this prospectus forms a part.

CBS Operations Inc.

CBS Operations, the guarantor of the exchange notes, was organized under the laws of the State of Delaware in 1995. CBS Operations maintains its principal executive offices at 51 West 52nd Street, New York, New York 10019 and its telephone number is (212) 975-4321. CBS Operations has 100 shares of common stock, par value $.01 per share, outstanding, all of which are held by CBS Corporation. CBS Operations owns a full power broadcast television station in Tampa, Florida and a low power broadcast television station in Indianapolis, Indiana. The direct and indirect subsidiaries of CBS Operations operate Showtime Networks, Simon & Schuster, CBS Television Studios and ten full power broadcast television stations. In addition, one of such subsidiaries holds the partnership interest in The CW™ broadcast network.

The Exchange Offer

On November 16, 2017, we completed the offering of $400,000,000 aggregate principal amount of our 2.900% senior notes due 2023 and $500,000,000 aggregate principal amount of our 3.700% senior notes due 2028. The offering was made in transactions not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”). As part of the offering, we entered into a registration rights agreement with the representatives of the initial purchasers of such senior notes in which we agreed, among other matters, to deliver this prospectus and to complete an exchange offer for such senior notes.

The following is a summary of some of the terms of the exchange offer. For a more detailed description, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange (i) $2,000 principal amount of our 2.900% senior notes due 2023 (and integral multiples of $1,000 principal amount in excess thereof), which have been registered under the Securities Act (the “2023 exchange notes”), for each $2,000 principal amount of our outstanding 2.900% senior notes due 2023 (and integral multiples of $1,000 principal amount in excess thereof), which we originally issued on November 16, 2017 (the “2023 original notes”), and (ii) $2,000 principal amount of our 3.700% senior notes due 2028 (and integral multiples of $1,000 principal amount in excess thereof), which have been registered under the Securities Act (the “2028 exchange notes”), for each $2,000 principal amount of our outstanding 3.700 % senior notes due 2028 (and integral multiples of $1,000 principal amount in excess thereof), which we originally issued on November 16, 2017 (the “2028 original notes”). The 2023 original notes and the 2028 original notes were not registered under the Securities Act. Unless we specify otherwise or the context indicates otherwise, we refer to the 2023 exchange notes and the 2028 exchange notes together as the “exchange notes” and the 2023 original notes and 2028 original notes together as the “original notes.” We also refer to the exchange notes and the original notes together as the “notes.”

To be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $400,000,000 aggregate principal amount of 2023 original notes outstanding and $500,000,000 aggregate principal amount of 2028 original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales of Exchange Notes	Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) in no-action letters issued to third parties with respect to other transactions, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes; and

•

you are not our affiliate within the meaning of Rule 405 under the Securities Act, which defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person.

If you do not satisfy the foregoing conditions, in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements, you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the exchange notes issued in the exchange offer. We have agreed in a registration rights agreement that, for a period beginning on the date on which the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For additional information, see “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 12, 2018, unless extended by us.

Withdrawal Rights	You may withdraw tenders of the original notes at any time prior to the expiration of the exchange offer. For additional information, see “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive in our sole discretion, subject to applicable law. For additional information, see “The Exchange Offer—Conditions to the Exchange Offer.” The exchange offer for either series of original notes is not conditioned upon the exchange of any minimum aggregate principal amount of original notes of such series.

Procedures for Tendering Original Notes

If you wish to accept the exchange offer, you must (i) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions in this prospectus, and (ii) mail or otherwise deliver the executed letter of transmittal, together with the original notes and any other required documents, to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold original notes through The Depository Trust Company (“DTC”) and wish to accept the exchange offer, you must do so pursuant to DTC’s procedures. For additional information, see “The Exchange Offer—Procedures for Tendering.”

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, we urge you to contact promptly the person or entity in whose name your original notes are registered and instruct that person or entity to tender those original notes on your behalf. If you wish to tender original notes in the exchange offer on your own behalf, before completing and executing the letter of transmittal and delivering your original notes, you must either make appropriate arrangements to register ownership of your original notes in your name or obtain a properly completed bond power from the person or entity in whose name your original notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent (or comply with the procedures for book-entry transfer) prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Consequences of Failure to Exchange	If you do not exchange your original notes, they will remain entitled to the rights and subject to the limitations contained in the indenture pursuant to which the original notes were issued. Following the exchange offer, all outstanding original notes will continue to be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act (except in the limited circumstances provided in the registration rights agreement) or to pay contingent increases in interest based on our original registration obligation.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Taxation	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. For additional information, see “U.S. Federal Income Tax Considerations—Exchange of Original Notes for Exchange Notes.”

Risk Factors	See “Risk Factors” on page 9 of this prospectus for additional information regarding factors you should carefully consider before deciding whether to invest in the exchange notes.

Exchange Agent	Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail,
Overnight Delivery, Courier or Electronic Mail:
DB Services Americas, Inc.
MS: JCK01-0218
Attention: Reorg. Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

DB.Reorg@db.com

By Facsimile Transmission:
(615) 866-3889

To Confirm by Telephone:
(877) 843-9767

The Exchange Notes

The exchange offer relates to the exchange of up to $400,000,000 principal amount of 2023 exchange notes for an equal principal amount of 2023 original notes and up to $500,000,000 principal amount of 2028 exchange notes for an equal principal amount of 2028 original notes. The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and will bear a different CUSIP number from the original notes of the same series, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the exchange notes. The exchange notes will evidence the same indebtedness as the original notes which they will replace.

The following is a summary of some of the terms of the exchange notes. For a more detailed description, see “Description of the Exchange Notes.”

Issuer	CBS Corporation

Notes Offered	$400,000,000 aggregate principal amount of 2.900% senior notes due 2023 and $500,000,000 aggregate principal amount of 3.700% senior notes due 2028

The original notes were, and the exchange notes will be, issued under the indenture pursuant to which, on November 16, 2017, we issued $400,000,000 principal amount of our 2.900% senior notes due 2023 and $500,000,000 aggregate principal amount of our 3.700% senior notes due 2028.

Maturity	The 2023 exchange notes will mature on June 1, 2023.

The 2028 exchange notes will mature on June 1, 2028.

Interest	Interest on the 2023 exchange notes will accrue at the rate of 2.900% per year, payable semi-annually in arrears on June 1 and December 1 of each year. Interest on the 2023 exchange notes will accrue from November 16, 2017 (or from the most recent interest payment date to which interest has been paid or duly provided for with respect to the 2023 original notes or the 2023 exchange notes).

Interest on the 2028 exchange notes will accrue at the rate of 3.700% per year, payable semi-annually in arrears on June 1 and December 1 of each year. Interest on the 2028 exchange notes will accrue from November 16, 2017 (or from the most recent interest payment date to which interest has been paid or duly provided for with respect to the 2028 original notes or the 2028 exchange notes).

Guarantee	The exchange notes will be fully and unconditionally guaranteed on an unsecured senior basis by CBS Operations.

Ranking	The exchange notes will be unsecured senior obligations of CBS Corporation and will rank equally in right of payment with all of CBS Corporation’s other unsecured and unsubordinated indebtedness from time to time outstanding. As of September 30, 2018, CBS Corporation had approximately $9.39 billion of long-term indebtedness outstanding, all of which will rank equally in right of payment with the exchange notes. As of September 30, 2018, our direct and indirect subsidiaries, other than CBS Operations, had approximately $92 million of indebtedness outstanding. CBS Operations is a wholly owned subsidiary of CBS Corporation with no long-term indebtedness outstanding as of September 30, 2018, other than its guarantees of the senior debt of CBS Corporation, all of which is fully and unconditionally guaranteed by CBS Operations. The direct and indirect subsidiaries of CBS Operations had approximately $16 million of long-term indebtedness outstanding as September 30, 2018.

Sinking Fund	None

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time and from time to time at a redemption price equal to the principal amount of the exchange notes being redeemed plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. In addition, commencing on May 1, 2023 (one month prior to their maturity date), we may redeem the 2023 exchange notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2023 exchange notes being redeemed plus accrued and unpaid interest to the redemption date, and, commencing on March 1, 2028 (three months prior to their maturity date), we may redeem the 2028 exchange notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2028 exchange notes being redeemed plus accrued and unpaid interest to the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Purchase of Exchange Notes Upon a Change of Control Repurchase Event	Upon the occurrence of both a change of control of CBS Corporation and a downgrade of the exchange notes below an investment grade rating by all of Moody’s Investors Service Inc., Standard & Poor’s Ratings Services and Fitch Ratings, Ltd. within a specified period, unless we have exercised our right of redemption, we will be required to make an offer to repurchase all or any part of each holder’s exchange notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Purchase of Exchange Notes Upon a Change of Control Repurchase Event.”

Certain Covenants	We will issue the exchange notes under an indenture that, among other restrictions, limits our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations are subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Form and Settlement	Each series of exchange notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Markets	The exchange notes are offered for sale in those jurisdictions in the United States, and certain non-U.S. jurisdictions, where it is legal to make such offers.

Governing Law	The exchange notes and the guarantees will be, and the indenture under which they will be issued is, governed by the laws of the State of New York.

RISK FACTORS

Investing in the exchange notes involves risks. You should carefully consider the risks set forth below and the risks described in the “Risk Factors” section beginning on page I-16 of our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference into this prospectus, before making a decision whether to invest in the exchange notes. See “Where You Can Find Additional Information” in this prospectus for information about how you can obtain or view copies of incorporated information.

If an active trading market for the exchange notes does not develop or is not sustained, you may not be able to resell them at their fair market value or at all.

The exchange notes are a new issue of securities with no established trading market. An active trading market may not develop or be sustained for the exchange notes. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. The liquidity of any trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for fixed income securities or in prevailing interest rates, changes in our financial performance or prospects or in the prospects for companies in our industry in general, and other factors, including general economic conditions. If an active trading market does not develop or is not sustained, you may not be able to resell your exchange notes at their fair market value or at all.

The exchange offer may be canceled or delayed.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions to the Exchange Offer.” We may, at our option and in our sole discretion (subject to applicable legal requirements), waive any such conditions. Even if the exchange offer is completed, the exchange offer may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of the original notes will not be able to effect transfers of their original notes tendered for exchange.

Late deliveries of original notes and other required documents could prevent you from exchanging your original notes for exchange notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will occur only upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes that wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedures or to waive any defect if you fail to follow the proper procedures.

If you fail to exchange your original notes for exchange notes, it may be difficult to resell your original notes.

The original notes were not registered under the Securities Act or under the securities laws of any state, and if you do not exchange your original notes for exchange notes pursuant to the exchange offer, you will not be able to offer, sell or otherwise transfer the original notes unless they are registered under the Securities Act or unless you offer, sell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the exchange offer, we will no longer be under an obligation to register outstanding original notes under the Securities Act except in the limited circumstances provided in the registration rights agreement. In addition, any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the applicable series of outstanding original notes. Because we expect that most holders of original notes will elect to exchange their original notes, the liquidity of any trading market for any original notes remaining after the completion of the exchange offer could be substantially limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:

•	changes in the public acceptance of our content;

•	advertising market conditions generally;

•	changes in technology and its effect on competition in our markets;

•	changes in federal communications laws and regulations;

•	the impact of piracy on our products;

•	the impact of consolidation in the market for our content;

•	the impact of negotiations or the loss of affiliation agreements or retransmission agreements;

•	the outcomes of investigations and related legal actions, which are inherently unpredictable, and any associated costs;

•	the uncertainties arising from transitions involving senior executives and directors of the Company;

•	the impact of union activity, including possible strikes or work stoppages or our inability to negotiate favorable terms for contract renewals;

•	other domestic and global economic, business, competitive and/or other regulatory factors affecting our businesses generally; and

•

other factors described in our filings made under the securities laws, including, among others, the factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference herein.

There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and any forward-looking statements incorporated by reference herein are made only as of the date of the incorporated document. We expressly disclaim any obligation to update any forward-looking statement to reflect subsequent events or circumstances, except as otherwise required by applicable law or the rules and regulations promulgated by the SEC.

You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

Further information concerning CBS Corporation and its businesses, including factors that potentially could materially affect CBS Corporation’s financial results, is included in our filings with the SEC, and holders of notes are encouraged to review these filings. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. CBS Corporation does not undertake responsibility for updating any of such information, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

In consideration for issuing the exchange notes, we will receive in exchange the original notes in the same principal amount. The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and will bear a different CUSIP number from the original notes of the same series, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and canceled and may not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or in the obligations of CBS Operations as guarantor of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of CBS Corporation for the periods indicated.

For purposes of computing the following ratio of earnings to fixed charges, earnings represents earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of investee companies and fixed charges, adjusted for inclusion of distributions from investee companies. Fixed charges represents interest expense, net of capitalized interest, and such portion of rental expense that represents an appropriate interest factor.

	Nine Months Ended September 30,	Twelve Months Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	5.4x	4.8x	5.8x	6.0x	5.4x	6.4x

MANAGEMENT

Set forth below is information as of November 1, 2018 concerning each person who serves as of the date of this prospectus as an executive officer or director of the Company:

Name	Age	Position
Joseph R. Ianniello	50	President and Acting Chief Executive Officer

Jonathan H. Anschell	50	Executive Vice President, Deputy General Counsel and Secretary

Richard M. Jones	53	Executive Vice President and General Tax Counsel

Lawrence Liding	50	Executive Vice President, Controller and Chief Accounting Officer

Christina Spade	49	Executive Vice President, Chief Financial Officer

Lawrence P. Tu	64	Senior Executive Vice President and Chief Legal Officer

Candace K. Beinecke	71	Director

Barbara M. Byrne	64	Director

Gary L. Countryman	79	Director

Brian Goldner	55	Director

Linda M. Griego	71	Director

Robert N. Klieger	46	Director

Martha L. Minow	63	Director

Shari Redstone	64	Director

Susan Schuman	59	Director

Strauss Zelnick	61	Director (Interim Chairman of the Board)

Mr. Ianniello has been President and Acting Chief Executive Officer of the Company since September 2018, having served as Chief Operating Officer of the Company since June 2013. Prior to that, Mr. Ianniello served as Executive Vice President and Chief Financial Officer of the Company since August 2009. Previously, he served as Deputy Chief Financial Officer of the Company since November 2008, as Senior Vice President, Chief Development Officer and Treasurer of the Company since September 2007, as Senior Vice President, Finance and Treasurer of the Company since January 1, 2006, as Senior Vice President and Treasurer of Viacom Inc. (referred to herein for the period prior to its separation from the Company on December 31, 2005 as “Former Viacom”) since July 2005 and as Vice President, Corporate Development of Former Viacom from 2000 to 2005.

Mr. Anschell has been Executive Vice President, Deputy General Counsel and Secretary of the Company since January 1, 2016. Mr. Anschell also serves as Executive Vice President and General Counsel of CBS Broadcasting Inc., a position he has held since joining the Company in 2004. Mr. Anschell previously was a partner with the law firm White O’Connor Curry in Los Angeles, California.

Mr. Jones has been Executive Vice President and General Tax Counsel since August 2014. Previously, he served as Senior Vice President and General Tax Counsel of the Company since January 1, 2006 and for Former Viacom in December 2005. Prior to that, he served as Vice President of Tax, Assistant Treasurer and Tax Counsel for NBC Universal, Inc. since 2003 and he spent 13 years with Ernst & Young in their media and entertainment and transaction advisory services practices. Mr. Jones also serves as the Company’s Chief Veteran Officer and served honorably as a non-commissioned officer in the U.S. Army’s 75th Ranger Regiment and 10th Mountain Division.

Mr. Liding has been Executive Vice President, Controller and Chief Accounting Officer of the Company since August 2014. Previously, he served as Senior Vice President, Controller and Chief Accounting Officer of the Company since October 2011, Vice President, Deputy Controller of the Company since March 2010 and Vice President, Assistant Controller since January 1, 2006. Prior to that, Mr. Liding joined Former Viacom in 1995 and served as Vice President of Financial Reporting from 2002 through 2005.

Ms. Spade has been Executive Vice President, Chief Financial Officer of the Company since October 2018. Previously, she served as Executive Vice President, Chief Financial Officer and Strategy for Showtime Networks Inc. (“Showtime”) since 2013. Prior to that, Ms. Spade served as Senior Vice President, Affiliate Finance and Business Operations for Showtime since 2003. Prior to joining Showtime in 1997, Ms. Spade was an Audit Manager with PricewaterhouseCoopers LLP in the Entertainment, Media and Communications practice.

Mr. Tu has been Senior Executive Vice President and Chief Legal Officer of the Company since January 1, 2014. Previously, Mr. Tu served as Senior Vice President, General Counsel and Secretary of Dell Inc. since July 2004. Prior to that, Mr. Tu served as Executive Vice President and General Counsel of NBC Universal since 2001. He previously was a partner with the law firm O’Melveny & Myers LLP and also served five years as managing partner of the firm’s Hong Kong office. Mr. Tu’s prior experience also includes serving as General Counsel Asia-Pacific for Goldman Sachs, attorney for the U.S. State Department, and law clerk for U.S. Supreme Court Justice Thurgood Marshall.

Ms. Beinecke is the Senior Partner of Hughes Hubbard & Reed LLP, a New York law firm, and is a practicing partner in Hughes Hubbard’s corporate department. In 1999, Ms. Beinecke became the first woman to Chair a major New York law firm. Ms. Beinecke also serves as the Lead Trustee of Vornado Realty Trust, the Chairperson of the Board of First Eagle Funds (a mutual fund family), and as a board member of ALSTOM (a public French transport company). As the long-time lead of a top-ranked international law firm, Ms. Beinecke is well-recognized in the legal profession for her corporate governance and mergers and acquisitions expertise and brings to the Board extensive legal, governance, business and risk management experience. Ms. Beinecke’s breadth of director experience, which includes service as a lead trustee and chairperson, as well as service on other nominating and governance committees, a remuneration committee and an executive committee, gives her a deep understanding of public company governance.

Ms. Byrne is the former Vice Chairman, Investment Banking at Barclays PLC. During her more than 35 years of financial services experience, Ms. Byrne served as team leader for some of Barclays’ most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

Mr. Countryman has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. Mr. Countryman’s 40-year career in the insurance industry provides the Board with financial expertise and an understanding of the management of risk from an insurance perspective. His leadership in transforming Liberty Mutual from a domestic to an international financial services group and overseeing a complex, highly regulated group of insurance companies is relevant to the Board’s oversight of the Company’s global businesses and complex regulations. Mr. Countryman is an experienced director, whose breadth of experience includes experience on executive personnel, executive, investment and nominating committees.

Mr. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and additionally has served as its Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016, Mr. Goldner was also the President of Hasbro. Besides being a member of Hasbro’s board, he also serves on the board of directors of The Gap, Inc. and served on the Board of Molson Coors Brewing Company from

2010 to 2016. Mr. Goldner brings to the Board significant leadership, operational and brand management experience from his executive positions at one of the leading public companies in his industry, where he was instrumental in transforming a traditional toy and game company into a global play and entertainment leader. With his direct experience in executing on strategies to differentiate Hasbro in a competitive global marketplace in response to industry evolution, he is well-positioned to advise on the strategic direction of the Company’s businesses. Further, Mr. Goldner’s service on other boards and board committees gives him a deep understanding of public company governance.

Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of The Ralph M. Parsons Foundation, the MLK Health and Wellness CDC, and the Charles R. Drew University of Medicine and Science. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of AECOM and the American Funds (7 funds). With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where the Company has a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

Mr. Klieger is a partner in the Los Angeles law firm Hueston Hennigan LLP. Mr. Klieger’s practice focuses on complex civil litigation and counseling in the areas of entertainment and intellectual property. Mr. Klieger represents motion picture studios, broadcast and cable television networks, production companies, video game publishers and high net worth individuals in the media and entertainment space, as well as clients in other industries including apparel, aviation and venture capital. Prior to joining Hueston Hennigan, Mr. Klieger was a partner at Irell & Manella LLP and a founding partner at Kendall Brill & Klieger LLP. Before beginning his career in private practice, Mr. Klieger served as a law clerk to the Honorable Cynthia Holcomb Hall of the United States Court of Appeals for the Ninth Circuit, and the Honorable William Matthew Byrne, Jr. of the United States District Court for the Central District of California. Mr. Klieger is recognized as one of the most prominent attorneys in the entertainment industry, with a practice focused on complex civil litigation and counseling in the areas of media, entertainment and intellectual property and clients that include leading enterprises in television, film and digital media. With his exceptional legal acumen and distinguished reputation for his trial practice and counsel, Mr. Klieger brings to the Board legal and strategic expertise in matters germane to the Company’s businesses and complex business transactions.

Ms. Minow is the 300th Anniversary University Professor at Harvard University. Ms. Minow has taught at Harvard Law School since 1981 and served as Dean of the Harvard Law School from 2009 through June 2017. A fellow of the American Academy of Arts & Sciences since 1992, Ms. Minow has also been a senior fellow of Harvard’s Society of Fellows, a Fellow of the American Bar Foundation, and a Fellow of the American Philosophical Society. She has served extensively on government commissions and boards of directors of nonprofit organizations, including current service as Vice-Chair of the Legal Services Corporation, a trustee of the MacArthur Foundation and an advisory council member of the MIT Media Lab, among others. She is also the author of numerous books and scholarly articles in journals of law, history and philosophy. Ms. Minow’s 37-year career at Harvard Law School, including her tenure as Dean of Harvard Law School, reflects exceptional achievements in academia. As the former chief executive of the Harvard Law School, Ms. Minow brings extensive leadership and administrative and management experience to the Board. Her distinguished legal expertise on public policy issues will provide the Board with meaningful insight on matters relating to social and governance policies and corporate reputation. She is also an experienced director, through her many years of service on government commissions and numerous boards of directors of nonprofit organizations.

Ms. Redstone is a media executive with a wide-ranging background in numerous aspects of the entertainment industry and related ventures. She is Non-Executive Vice Chair of the Company’s Board of Directors. She is also Non-Executive Vice Chair of the Board of Directors of Viacom, a position to which she was elected January 1, 2006. Ms. Redstone is Co-founder and Managing Partner of Advancit Capital, an investment firm launched in 2011 that focuses on early stage companies at the intersection of media, entertainment and technology. Advancit is an investor in more than 75 companies. Since 2000, she has been President of National Amusements and is also a director. Ms. Redstone earned a BS from Tufts University and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements. Ms. Redstone serves on the Board of Trustees for the Paley Center for Media and is actively involved in a variety of charitable, civic and educational organizations. She is a member of the Board of Directors at Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone sits on the Board of Trustees at Dana-Farber Cancer Institute. Ms. Redstone brings to the Board, and to her position as its Vice Chair, extensive industry and executive expertise, as well as legal acumen from her prior experience as a practicing attorney. That broad experience and entertainment industry knowledge directly assist the Board in overseeing the management of the Company. Ms. Redstone also brings to the Board’s deliberations a direct knowledge of global growth strategies for the Company’s businesses. She is an experienced director through her service on the boards of multiple industry associations, other public companies and charitable organizations. Ms. Redstone also provides institutional knowledge of the Company and continuity to the Company’s Board, having served as a Board member for 25 years.

Ms. Schuman is the Chief Executive Officer and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation. Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on the strategic and transformational direction of the Company.

Mr. Zelnick has served as the Chairman of the Board and the Chief Executive Officer of Take-Two Interactive Software, Inc. since 2007 and 2011, respectively. He is also the founder of, and a partner in, Zelnick Media Capital (ZMC), a leading media-focused private equity firm. In addition to being a member of Take-Two Interactive’s board, he also serves on the board of directors of Starwood Property Trust, Inc. Through an accomplished career serving in various executive and operational roles at numerous global entertainment companies, as well as originating, structuring and monitoring private equity investments in the media and communications industries, Mr. Zelnick brings to the Board significant leadership experience in these industries. With this experience, he is well-positioned to advise on the strategic direction of the Company’s businesses. He is also an experienced director, including through his service on audit, compensation, investment and nominating and governance committees, giving him a deep understanding of public company governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of September 30, 2018, unless otherwise indicated, information concerning the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each current director, (ii) each named executive officer identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein and (iii) the current directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s Class A Common Stock. As of September 30, 2018, there were 37,507,609 shares of the Company’s Class A Common Stock outstanding and 337,358,037 shares of the Company’s Class B Common Stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
Anthony G. Ambrosio	Class A Common	0		0
	Class B Common	439,430	(1)(2)(3)	*
Candace K. Beinecke	Class A Common	0		0
	Class B Common	0		0
Barbara M. Byrne	Class A Common	0		0
	Class B Common	1,639	(3)	*
Gary L. Countryman	Class A Common	6,697	(4)	*
	Class B Common	81,028	(1)(4)	*
Brian Goldner	Class A Common	0		0
	Class B Common	0		0
Linda M. Griego	Class A Common	0		0
	Class B Common	47,435	(3)(4)	*
Joseph R. Ianniello	Class A Common	0		0
	Class B Common	1,212,330	(1)(2)(3)	*
Robert N. Klieger	Class A Common	889	(4)	*
	Class B Common	2,448	(4)	*
Martha L. Minow	Class A Common	2,298	(4)	*
	Class B Common	4,512	(4)	*
Leslie Moonves	Class A Common	0		0
	Class B Common	2,888,764	(1)(2)(3)	*
Shari Redstone	Class A Common	15,018	(4)(5)	*
	Class B Common	114,796	(3)(4)(5)	*
Susan Schuman	Class A Common	0		0
	Class B Common	0		0
Gil Schwartz	Class A Common	0		0
	Class B Common	86,026	(1)(2)	*
Lawrence P. Tu	Class A Common	0		0
	Class B Common	192,210	(1)(2)	*
Strauss Zelnick	Class A Common	0		0
	Class B Common	0		0
Current directors and executive officers as a group (16 persons)	Class A Common	24,902	(4)(5)	*
	Class B Common	1,884,720	(1)(2)(3) (4)(5)(6)(7)	*
National Amusements, Inc.	Class A Common	29,882,599	(8)	79.7%
846 University Avenue Norwood, MA 02062	Class B Common	9,243,800	(8)	2.7%

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares	Percent of Class
Mario J. Gabelli et al.(9)	Class A Common	3,398,568	9.1%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435
Gruss Capital Management LP et al.(10)	Class A Common	2,480,000	6.6%
Gruss Capital Management LP 510 Madison Avenue, 16th Floor New York, NY 10022

*	Represents less than 1% of the outstanding shares of the class.

(1)

Includes the following shares of the Company’s Class B Common Stock which the indicated named executive officer or director had the right to acquire on or within 60 days from September 30, 2018, through the exercise of stock options: Ambrosio, 233,353; Countryman, 15,279; Ianniello, 859,686; Moonves, 1,681,273; Schwartz, 64,444; and Tu, 192,020.

(2)	Includes shares held through the CBS 401(k) Plan.

(3)

Includes the following number of shares of the Company’s Class B Common Stock (a) owned by family members but as to which, except in the case of Ms. Griego, the indicated person disclaims beneficial ownership: Griego, 6,000; Ianniello, 2,416; and Moonves, 4,746; (b) held by trusts, as to which the indicated director has shared voting and investment power: Moonves, 146,292; and Shari Redstone, 1,500; (c) held in family trusts, as to which the indicated person has sole voting and investment power: Ambrosio, 94,366; Byrne, 864; and Moonves, 278,090; and (d) held in family trusts, as to which the indicated person’s family member has voting and investment power: Ambrosio, 36,858.

(4)

Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company’s deferred compensation plans for outside directors: Countryman, 6,697 Class A and 6,708 Class B; Klieger, 889 Class A and 895 Class B; Minow, 2,298 Class A and 2,311 Class B; and Shari Redstone, 15,018 Class A and 15,197 Class B; and (b) the following shares of the Company’s Class B Common Stock underlying vested restricted stock units (“RSUs”) for which settlement has been deferred: Countryman, 57,104; Griego, 31,584; Klieger, 1,553; and Shari Redstone, 44,025. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company’s Class B Common Stock following termination of service as a director.

(5)

Ms. Redstone is a stockholder of National Amusements, Inc. (“National Amusements”) and has a minority indirect beneficial interest in the Company shares owned by National Amusements (and a wholly owned subsidiary).

(6)

Includes 1,160,647 shares of the Company’s Class B Common Stock which the current directors and executive officers as a group had the right to acquire on or within 60 days from September 30, 2018, through the exercise of stock options or through the vesting of RSUs.

(7)	Includes information for Christina Spade as of October 18, 2018, the date of her appointment as the Company’s Executive Vice President, Chief Financial Officer.

(8)

These shares are owned by National Amusements and a wholly owned subsidiary. Beneficial ownership may also be attributed to Sumner M. Redstone, Chairman Emeritus of the Company, as Mr. Redstone is the chairman of the board and the beneficial owner of a controlling interest in National Amusements. National Amusements is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of National Amusements, and such voting interest of National Amusements held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the National Amusements’ voting interest held by the SMR Trust will pass to seven trustees, who will include director Shari Redstone. No member of the Company’s management is a trustee of the SMR Trust. Based on information received from National Amusements, National Amusements has pledged to its lenders shares of the Company’s Class A Common Stock and Class B Common Stock owned directly or indirectly by National Amusements. The aggregate number of shares pledged by National Amusements represents approximately 4.5% of the total outstanding shares of the Company’s Class A Common Stock and the Company’s Class B Common Stock, on a combined basis. The amount of the Company’s Class A Common Stock which National Amusements directly or indirectly owns and which has not been pledged by National Amusements to its lenders represents approximately 59.7% of the Company’s total Class A Common Stock outstanding. Mr. Redstone also directly owns 40 shares of the Company’s Class A Common Stock and 202,493 shares of the Company’s Class B Common Stock that are not shown in the table. Including such shares, Mr. Redstone beneficially owns a total of 29,882,639 shares of the Company’s Class A Common Stock, or 79.7% of the class, and 9,446,293 shares of the Company’s Class B Common Stock, or 2.8% of the class.

(9)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on November 20, 2017. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli & Company Investment Advisers, Inc. (“GCIA”); Gabelli Foundation, Inc. (the “Foundation”); MJG-IV Limited Partnership (“MJG-IV”); GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); and Associated Capital Group, Inc. (“AC”). As reported in the Schedule 13D/A, as of November 17, 2017: Gabelli Funds beneficially owned 1,524,300 of the reported shares; GAMCO beneficially owned 1,842,226 of the reported shares; GCIA beneficially owned 11,200 of the reported shares; GGCP beneficially owned 5,000 of the reported shares; the Foundation beneficially owned 4,000 of the reported shares; MJG-IV beneficially owned 10,000 of the reported shares; and AC beneficially owned 842 of the reported shares. Mr. Gabelli is deemed to beneficially own 1,000 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have voting power over 135,934 of the reported shares; (b) Gabelli Funds has sole vesting and investment power with respect to the shares of each fund for which Gabelli Funds provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund will vote that Fund’s shares; (c) in other special circumstances, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund; and (d) the power of Mr. Gabelli, AC, GBL and GGCP to vote and invest the shares is indirect with respect to shares beneficially owned directly by the other reporting persons.

(10)

The information concerning Gruss Capital Management LP et al. is based upon a Schedule 13G/A filed with the SEC on January 30, 2018. As reported in the Schedule 13G/A, as of December 31, 2017, each of the following reporting persons shared voting and investment power with respect to all of the reported shares: Gruss DV Master Fund, Ltd. (“GDVMF”); Gruss Capital Management LP (“Gruss LP”); Gruss Management, LLC (“Gruss”); and Sean Dany. The reporting persons disclose that Gruss LP serves as the investment manager to GDVMF, Gruss serves as the general partner to Gruss LP, and Sean Dany is the managing member and principal owner of Gruss.

DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes will be issued under an indenture, dated as of November 16, 2017, among CBS Corporation, as issuer, CBS Operations, as guarantor, and Deutsche Bank Trust Company Americas, as trustee. We refer to this indenture as the “indenture” and to the trustee under the indenture as the “trustee.” The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and will bear a different CUSIP number from the original notes of the same series, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the exchange notes. The exchange notes will evidence the same indebtedness as the original notes which they will replace. The original notes surrendered in exchange for the exchange notes will be retired and canceled and may not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or in the obligations of CBS Operations as guarantor of the notes.

The following summary of provisions of the indenture and the exchange notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all information that you may find useful. You should read the indenture and the forms of the exchange notes, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are available from us upon request at our address set forth under the heading “Where You Can Find Additional Information.” Capitalized terms used and not defined in this summary have the meanings specified in the indenture.

In this summary, unless the context otherwise requires, the terms “CBS Corporation,” “we,” “us” and “our” refer solely to CBS Corporation and not its subsidiaries.

Although the 2023 exchange notes and the 2028 exchange notes are referred to as “exchange notes,” each will be issued as a separate series from one another. Accordingly, for purposes of this summary, references to the “exchange notes” refer to each series of exchange notes separately, and not to the 2023 exchange notes and the 2028 exchange notes on a combined basis unless otherwise stated.

The 2023 exchange notes will be treated as a single series under the indenture with any 2023 original notes that remain outstanding, and the 2028 exchange notes will be treated as a single series under the indenture with any 2028 original notes that remain outstanding. Accordingly, unless the context otherwise requires, any references in this summary to a series of exchange notes will be deemed to include any such original notes of such series.

Ranking

The exchange notes:

•	will be unsecured obligations of CBS Corporation;

•	will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of CBS Corporation from time to time outstanding; and

•

will be fully and unconditionally guaranteed by CBS Operations, which guarantee will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of CBS Operations from time to time outstanding.

As of September 30, 2018, CBS Corporation had approximately $9.39 billion of long-term indebtedness outstanding, all of which will rank equally in right of payment with the exchange notes. As of September 30, 2018, our direct and indirect subsidiaries, other than CBS Operations, had approximately $92 million of indebtedness outstanding. CBS Operations is a wholly owned subsidiary of CBS Corporation with no long-term indebtedness outstanding as of September 30, 2018, other than its guarantees of the senior debt of CBS Corporation, all of which is fully and unconditionally guaranteed by CBS Operations. The direct and indirect subsidiaries of CBS Operations had approximately $16 million of long-term indebtedness outstanding as of September 30, 2018.

The exchange notes and the guarantees will be effectively subordinated to any secured indebtedness of CBS Corporation or CBS Operations, as the case may be, to the extent of the value of the assets securing such indebtedness. The indenture does not limit the amount of debt that CBS Corporation, CBS Operations or their respective subsidiaries may incur.

In addition, both CBS Corporation and CBS Operations conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of CBS Corporation and CBS Operations are a major source of funds necessary to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as subsidiaries’ financial condition and operating requirements, may limit the ability of CBS Corporation or CBS Operations to obtain cash required to pay CBS Corporation’s debt service obligations, including payments on the exchange notes, or CBS Operations’ payment obligations under the guarantees. The exchange notes will be structurally subordinated to all obligations of CBS Corporation’s subsidiaries (other than CBS Operations), including claims with respect to trade payables. The guarantees will be structurally subordinated to all obligations of CBS Operations’ subsidiaries, including claims with respect to trade payables. This means that holders of the exchange notes will have a junior position to the claims of creditors of CBS Corporation’s subsidiaries (other than CBS Operations) on the assets and earnings of such subsidiaries. Holders of guarantees of CBS Operations will have a junior position to the claims of creditors of CBS Operations’ subsidiaries on the assets and earnings of such subsidiaries and will have no claim by reason of such guarantees against CBS Corporation or any subsidiary of CBS Corporation that is not a subsidiary of CBS Operations.

Interest and Maturity

The exchange notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The 2023 exchange notes will be limited to $400,000,000 aggregate principal amount as of the issue date, which aggregate principal amount may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the 2023 exchange notes being offered hereby (see “—Further Issues” below).

The 2028 exchange notes will be limited to $500,000,000 aggregate principal amount as of the issue date, which aggregate principal amount may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the 2028 exchange notes being offered hereby (see “—Further Issues” below).

Each 2023 exchange note will bear interest at a rate of 2.900% per year. Each 2028 exchange note will bear interest at a rate of 3.700% per year. Interest will be payable semi-annually in arrears on the exchange notes on June 1 and December 1 of each year, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the exchange notes will accrue from and including November 16, 2017 (or from the most recent interest payment date to which interest has been paid or duly provided for with respect to the original notes or the exchange notes) and will be paid to holders of record on the May 15 and November 15 immediately before the interest payment date.

The 2023 exchange notes will mature on June 1, 2023. The 2028 exchange notes will mature on June 1, 2028. On the maturity date of the exchange notes, the holders will be entitled to receive 100% of the principal amount of the exchange notes. The exchange notes do not provide for a sinking fund.

If any maturity date, redemption date or interest payment date falls on a Saturday, Sunday or day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close, then payment of principal and interest, if any, may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

Principal and interest will be payable, and the exchange notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the exchange notes. At the maturity of the exchange notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such exchange notes at the office of the trustee.

The exchange notes will be subject in all cases to tax, fiscal and other law and regulations (and any administrative or judicial interpretation applicable thereto). We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the exchange notes. See “U.S. Federal Income Tax Considerations” for additional information about the material federal income tax consequences of the ownership and disposition of exchange notes.

Further Issues

The indenture does not limit the amount of senior notes that may be issued. The indenture provides that senior notes may be issued up to an aggregate principal amount authorized by CBS Corporation from time to time.

We may from time to time, without notice to or the consent of the holders of the exchange notes currently being offered, create and issue further senior notes ranking equally and ratably in all respects with such previously issued exchange notes, or in all respects except for the issue date, price to the public and payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes. Any such further senior notes will be consolidated with and form a single series with the exchange notes currently being offered and will have the same terms as to status, CUSIP number or otherwise as the exchange notes, provided that any such further senior notes that are not fungible for U.S. federal income tax purposes with the exchange notes currently being offered will be issued with a different CUSIP number. Any such further senior notes will be issued pursuant to a resolution of our board of directors (or a committee designated by the board), pursuant to a supplement to the indenture or under an officer’s certificate pursuant to the indenture.

Guarantees

On the issue date of the exchange notes, CBS Operations will unconditionally guarantee the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the exchange notes when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the exchange notes will be endorsed on the exchange notes.

Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any guarantee issued by CBS Operations. The indenture provides that in the event that the guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of CBS Operations under the guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. Application of this clause could limit the amount which holders of exchange notes may be entitled to collect under the guarantees. Holders, by their acceptance of the exchange notes, will have agreed to such limitations.

To the extent that a court were to find that (i) a guarantee was incurred by CBS Operations with the intent to hinder, delay or defraud any present or future creditor or (ii) CBS Operations did not receive fair consideration or reasonably equivalent value for issuing its guarantee and CBS Operations (a) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (b) was engaged or about to engage in a business or transaction for which the remaining assets of CBS Operations constituted unreasonably small capital to carry on its business or

(c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could subordinate or avoid all or part of such guarantee in favor of CBS Operations’ other creditors. To the extent any guarantee issued by CBS Operations was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the exchange notes could cease to have any claim against CBS Operations and would be creditors solely of CBS Corporation.

We and CBS Operations believe that the issuances of the guarantees by CBS Operations are not fraudulent conveyances. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. In rendering their opinions on the validity of the exchange notes and the related guarantees, neither our counsel nor counsel for CBS Operations will express any opinion as to federal or state laws relating to fraudulent transfers.

Optional Redemption

Commencing on May 1, 2023 (one month prior to their maturity date) (the “2023 par call date”), we may redeem the 2023 exchange notes, at our option in whole or in part, at any time and from time to time at 100% of the principal amount of the 2023 exchange notes being redeemed plus accrued and unpaid interest to the redemption date, and, commencing on March 1, 2028 (three months prior to their maturity date) (the “2028 par call date”), we may redeem the 2028 exchange notes, at our option in whole or in part, at any time and from time to time at 100% of the principal amount of the 2028 exchange notes being redeemed plus accrued and unpaid interest to the redemption date.

Prior to the 2023 par call date in the case of the 2023 exchange notes and prior to the 2028 par call date in the case of the 2028 exchange notes, the exchange notes will be redeemable, at our option in whole or in part, at any time and from time to time, at a “make-whole premium” redemption price calculated by us equal to the greater of:

(a)	100% of the principal amount of the exchange notes of the series of exchange notes to be redeemed, and

(b)

the sum of the present values of the remaining scheduled payments of principal and interest, assuming that such series matured on the applicable par call date (not including any portion of such payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points in the case of the 2023 exchange notes and 25 basis points in the case of the 2028 exchange notes, plus, in each case, accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, installments of interest on exchange notes that are due and payable on interest payment dates falling on or prior to a redemption date for such exchange notes will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such exchange notes and the indenture.

For purposes of the optional redemption provisions of the exchange notes, the following terms have the meanings indicated below:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term, or the “Remaining Life,” of the exchange notes to be redeemed (assuming for this purpose that such series of exchange notes matured on the applicable par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Remaining Life of such exchange notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in the United States selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to a series of exchange notes, on a redemption date, the rate per annum equal to:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or

•

if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated at 5:00 p.m. (New York City time) on the third business day preceding the redemption date by the Reference Treasury Dealer.

Notice of any redemption will be distributed at least 15 days but not more than 45 days before the redemption date to each holder of the exchange notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes called for redemption. If fewer than all of the exchange notes are to be redeemed, the exchange notes to be redeemed shall be selected by the trustee by lot or by another method the trustee deems to be fair and appropriate and in accordance with applicable depositary procedures. No exchange notes of a principal amount of $2,000 or less will be redeemed in part. In addition, at any time we may repurchase exchange notes in the open market and may hold or surrender such exchange notes to the trustee for cancellation.

Purchase of Exchange Notes Upon a Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below) in respect of the exchange notes, unless we have exercised our right to redeem the exchange notes as described under “—Optional Redemption” above, we will be required to make an offer to each holder of the exchange notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s exchange notes pursuant to the offer described below at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. Within 30 days following any Change of Control Repurchase Event in respect of the exchange notes or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the exchange notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the exchange notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the exchange notes by reason of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1)	accept for payment all exchange notes or portions thereof properly tendered and not withdrawn pursuant to our offer;

(2)	deposit with the paying agent an amount sufficient to pay the aggregate purchase price in respect of all exchange notes or portions thereof properly tendered and accepted; and

(3)

deliver or cause to be delivered to the trustee the exchange notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of exchange notes being purchased by us.

The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of exchange notes properly tendered the purchase price for the exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new exchange note equal in principal amount to any unpurchased portion of any exchange notes surrendered.

We will not be required to make an offer to repurchase the exchange notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all exchange notes properly tendered and not withdrawn under its offer.

An “Affiliate” of CBS Corporation means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with CBS Corporation, or directly or indirectly controlled by a Redstone Family Member.

“Below Investment Grade Rating Event,” with respect to the exchange notes, means that such exchange notes become rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such exchange notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control

Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us or one of our Affiliates;

(2)	the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3)

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4)

the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” in respect of the exchange notes means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of the exchange notes.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of such board of directors on the first date that any of the exchange notes were issued; or

(2)

was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Fitch” means Fitch Ratings, Ltd. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB—or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB—or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the exchange notes, for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)

if any of Moody’s, S&P or Fitch ceases to rate the exchange notes or fails to make a rating of the exchange notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone; (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each Family Controlled Entity (as defined below); and (vi) the trustees, in their respective capacities as such, of each Family Controlled Trust (as defined below). The term “Family Controlled Entity” means: (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests is owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on November 13, 2017, and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Holders will not be entitled to require us to purchase their exchange notes in the event of a takeover, recapitalization, leveraged buyout, private equity investment or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require us to purchase their exchange notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not approve a dissident slate of directors but approves them as Continuing Directors.

Certain Covenants

The indenture contains the following covenants:

Limitations on Liens

We covenant in the indenture that we will not create, assume or permit any Lien on any of our property or assets, unless we secure the exchange notes at least equally and ratably with the secured Indebtedness. The foregoing applies only to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or to Indebtedness that is secured by:

•	Liens existing on the date the notes are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition or otherwise, including through merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions also do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the exchange notes are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold or transferred by us or the Restricted Subsidiary to that person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•

we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “—Limitations on Liens” above without equally and ratably securing the exchange notes;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value thereof (as determined by our board of directors in good faith) and within 180 days after the sale we apply an amount equal to the greater of the net proceeds of the sale or the Attributable Debt with respect to the sale and leaseback arrangement to either (or a combination of) (i) the retirement of long-term debt for borrowed money that is not subordinated to the exchange notes and that is not debt to us or a Subsidiary or (ii) the purchase, construction or development of other comparable property; or

•

the sale and leaseback arrangement is entered into within 180 days after the initial acquisition by us or such Restricted Subsidiary of the Principal Property subject to the sale and leaseback arrangement.

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, CBS Corporation and CBS Operations generally are permitted to consolidate or merge with or into another corporation, or to sell or convey all or substantially all of their respective property and assets to another entity, subject to CBS Corporation and CBS Operations meeting all of the following conditions:

•

the surviving entity in the transaction (if other than CBS Corporation or CBS Operations), or the entity to which such property or assets are sold or conveyed (if other than CBS Corporation or CBS Operations), must be a corporation organized under the laws of the United States or a state of the United States;

•	the resulting entity (other than CBS Corporation or CBS Operations) must agree through a supplemental indenture to be legally responsible for the exchange notes;

•

immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) or any event or condition which is, or after notice or passage of time would be, an Event of Default, shall have occurred and be continuing; and

•	CBS Corporation or CBS Operations, as the case may be, must deliver certain certificates and other documents to the trustee.

CBS Corporation and/or CBS Operations may consolidate or merge with or into, or sell or convey all or substantially all of its property and assets to, any Subsidiary. When we make reference in this section to the sale or conveyance of “all or substantially all of its property and assets,” we mean property and assets contributing, in the aggregate, at least 80% of the total consolidated revenues of CBS Corporation.

In the event that CBS Corporation or CBS Operations consolidates with or merges into another entity or sells or conveys all or substantially all of its property and assets to another entity, the successor entity shall be substituted for CBS Corporation or CBS Operations, as the case may be, under the indenture and CBS Corporation or CBS Operations, as the case may be, shall be discharged from all of its obligations under the indenture.

Reports

The indenture provides that we will file with the trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Any such reports we deliver or file with the trustee will be considered for informational purposes only, and the trustee’s receipt of such reports will not constitute notice or actual knowledge of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Other Covenants

We are not restricted by the indenture from, among other actions, paying dividends or making distributions on our capital stock, purchasing or redeeming our capital stock, making investments, or selling or conveying less than all or substantially all of our property and assets, defined as described above. Further, the indenture does not require us to maintain any financial ratios or specified levels of net worth or liquidity.

Certain Definitions

The following definitions are applicable to the indenture:

“Attributable Debt,” with regard to a sale and leaseback arrangement with respect to a Principal Property, means an amount equal to the lesser of (i) the fair market value of the property (as determined in good faith by our board of directors) or (ii) the present value of the total net amount of rent payments required to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the indenture.

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment, including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (a) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (b) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to CBS Corporation, the term “Indebtedness” also includes any obligation of CBS Operations specified in clauses (i) through (v) above to the extent that such Indebtedness is guaranteed by CBS Corporation.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Principal Property” means any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our board of directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by CBS Corporation or by one or more of its Subsidiaries, or by CBS Corporation and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation, a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

Defaults and Remedies

Holders of exchange notes will have specified rights if an Event of Default occurs in respect of the exchange notes of that series, as described below.

The term “Event of Default” in respect of the exchange notes of a particular series means any of the following:

•	CBS Corporation does not pay interest on an exchange note of such series within 30 days of its due date;

•	CBS Corporation does not pay the principal of or any premium on an exchange note of such series when due and payable, at its maturity, or upon its acceleration, redemption or otherwise;

•

CBS Corporation remains in default or breach of certain covenants or warranties in respect of the indenture for 60 days after there has been given to CBS Corporation a written notice of such default or breach by either the trustee or holders of at least 25% in principal amount of such series of exchange notes; or

•

CBS Corporation or CBS Operations files for bankruptcy, or certain events of bankruptcy, insolvency or reorganization in respect of CBS Corporation or CBS Operations as specified in the indenture occur.

If an Event of Default has occurred, the trustee or the holders of at least 25% in principal amount of the exchange notes of the affected series may declare the entire unpaid principal amount of (and premium, if any) and all the accrued interest on the exchange notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the trustee or any holder of exchange notes required for such declaration if the Event of Default is an event of bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the exchange notes of a series may waive certain past defaults under the indenture on behalf of all of the holders of such series of exchange notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of exchange notes and the trustee.

Except in cases of default, where the trustee has special duties, a trustee is not required to take any action under the indenture at the request of holders unless the holders offer the trustee security or indemnity satisfactory to the trustee. If such an indemnity is provided, the holders of a majority in principal amount of a series of exchange notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of exchange notes of an affected series are allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the exchange notes of such series, the following must occur:

•	holders must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the outstanding exchange notes of such series must make a written request that the trustee take action because of the default and must offer the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•

holders of a majority in principal amount of the exchange notes of such series must not have given the trustee a direction inconsistent with the above notice for a period of 60 days after the trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the exchange notes on or after the due date.

CBS Corporation and CBS Operations will each be required to deliver to the trustee on an annual basis an officer’s certificate certifying to such officer’s knowledge our compliance with the terms of the indenture or else specifying any default. In addition, CBS Corporation will be required to deliver to the trustee, as promptly as practicable upon becoming aware of any default or Event of Default, an officer’s certificate specifying such default or Event of Default and the action CBS Corporation is taking or proposes to take with respect thereto.

Modification of Indenture

The indenture provides that CBS Corporation, CBS Operations and the trustee may, without notice to or the consent of any holders of exchange notes, enter into supplemental indentures for the purposes, among others, of:

•	adding to CBS Corporation’s or CBS Operations’ covenants;

•	adding additional Events of Default;

•	changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of senior notes; or

•

curing ambiguities, omissions, mistakes, defects or inconsistencies in the indenture or making any other changes to provisions of the indenture, as long as any such action does not adversely affect in any material respect the interest of the holders of exchange notes of any series.

With specific exceptions, the indenture or the rights of the holders of the exchange notes may be modified by CBS Corporation, CBS Operations and the trustee with the consent of the holders of a majority in aggregate principal amount of the exchange notes of each series affected by the modification then outstanding, but no modification may be made without the consent of the holders of each outstanding exchange note affected, among other purposes requiring such consent, which would:

•	change the maturity of any payment of principal of (or premium, if any, on) or any installment of principal of or interest on any exchange note;

•	change the terms of any sinking fund with respect to any exchange note;

•	reduce the principal amount of, or the rate of interest or any premium on, any exchange note upon redemption or repayment at the option of the holder;

•	change any obligation of CBS Corporation to pay additional amounts as contemplated by the indenture;

•	change any place of payment where, or the currency in which, any exchange note or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any exchange note;

•

reduce the percentage in principal amount of outstanding exchange notes of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture related to these consents; or

•	reduce the obligations of CBS Operations, if any, in respect of the due and punctual payment of principal of, premium, if any, and interest, if any, on any exchange note.

Defeasance and Covenant Defeasance

CBS Corporation may elect either (i) to defease and be discharged (and, if applicable, to have CBS Operations defeased and discharged) from any and all obligations with respect to the exchange notes (except as otherwise provided in the indenture), referred to as “defeasance,” or (ii) to be released from its obligations with respect to certain covenants that are described in the indenture, referred to as “covenant defeasance,” upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any, on) and interest on the exchange notes of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, CBS Corporation must deliver to the trustee an opinion of counsel to the effect that the holders of the exchange notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

CBS Corporation may exercise its defeasance option with respect to the exchange notes of any series notwithstanding its prior exercise of its covenant defeasance option. If CBS Corporation exercises its defeasance option, payment of the exchange notes of such series may not be accelerated because of an event of default and the guarantees relating to such exchange notes will cease to exist. If CBS Corporation exercises its covenant defeasance option, payment of the exchange notes of such series may not be accelerated by reference to any covenant from which CBS Corporation is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the exchange notes of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Discharge of Obligations

Our obligations under the indenture will cease to be of further effect with respect to a series of exchange notes when:

•

either (i) all exchange notes of that series have been delivered (except destroyed, lost or stolen exchange notes which have been replaced or paid and exchange notes for which payment money has theretofore been deposited in trust with the trustee or paying agent or segregated and held in trust by

CBS Corporation or CBS Operations, as the case may be, and thereafter repaid to us or CBS Operations, as the case may be, or discharged from such trust in accordance with the indenture) to the trustee for cancellation, or (ii) all such exchange notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and CBS Corporation has deposited or caused to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on such exchange notes not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of maturity or date of redemption, as the case may be;

•	we have paid or caused to be paid all sums payable by us under the indenture with respect to such series; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel relating to compliance with the conditions set forth in the indenture.

Notices

Notices to holders of exchange notes will be given as provided in the indenture to the addresses of such holders as they appear in the security register.

Meetings

The indenture contains provisions for convening meetings of the holders of the exchange notes of any or all series. Specific terms related to such meetings of the holders will be set forth in the indenture.

Title

CBS Corporation, CBS Operations, as guarantor, the trustee and any agent of any of the foregoing may treat the registered owner of any registered exchange note as the absolute owner thereof (whether or not the exchange note shall be overdue and notwithstanding any notice to the contrary) for the purpose of receiving payment and for all other purposes.

Replacement of Exchange Notes

We will replace any mutilated exchange note at the expense of the holder upon surrender thereof to the trustee. We will replace exchange notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a mutilated, destroyed, lost or stolen exchange note, an indemnity or security satisfactory to us and the trustee may be required at the expense of the holder of the exchange note before a replacement exchange note will be issued.

Form and Title

The exchange notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as “Clearstream Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC. Except under circumstances described below, the exchange notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the exchange notes represented by the global notes for all purposes under the indenture. Except as provided in the indenture, owners of beneficial interests in the global notes will not be entitled to have exchange notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on exchange notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee, any paying agent or registrar for the exchange notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the depositary for the exchange notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

Clearing Systems

DTC. The depositary has advised the financial community as follows: The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream Luxembourg. Clearstream Luxembourg has advised the financial community that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other services, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a registered bank in

Luxembourg, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant, either directly or indirectly.

Distributions with respect to the exchange notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear. Euroclear has advised the financial community that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium, which we refer to as the “Euroclear Operator.”

The Euroclear Operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear Operator provides Euroclear participants, among other services, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear Operator.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of the Euroclear System, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the exchange notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary. However, cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of exchange notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions in the exchange notes settled during the processing will be reported to the relevant Clearstream Luxembourg or Euroclear participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of exchange notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although it is expected that DTC, Clearstream Luxembourg and Euroclear will follow the foregoing procedures in order to facilitate transfers of exchange notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue such procedures and such procedures may be changed or discontinued at any time.

Governing Law

The indenture is, and the exchange notes and the guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.

Trustee and Transfer and Paying Agent

Deutsche Bank Trust Company Americas, acting through its principal corporate trust office at 60 Wall Street, 16th Floor, MS: NYC60-1630, New York, New York 10005, will be the trustee for the exchange notes and the transfer and paying agent for the exchange notes.

In specific instances, CBS Corporation or the holders of a majority in principal amount of the outstanding exchange notes of a series issued under the indenture may remove the trustee (and the trustee may resign) with respect to exchange notes of such series and CBS Corporation will appoint a successor trustee. The trustee may become the owner or pledgee of any of the exchange notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the trustee. The trustee and any successor trustee must be eligible to act as trustee under the Section 310(a)(1) of the Trust Indenture Act of 1939, as amended, and must have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the trustee also may serve as trustee under other indentures relating to securities issued by CBS Corporation or its affiliated companies and may engage in commercial transactions with CBS Corporation and its affiliated companies.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to provide holders of original notes with an opportunity to acquire exchange notes which, unlike the original notes, generally will be freely transferable at all times, subject to any restrictions on transfer imposed by securities laws, so long as the holder is (i) acquiring the exchange notes in the ordinary course of its business, (ii) has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes and (iii) is not our affiliate within the meaning of the Securities Act.

Issuance of Original Notes. The outstanding original 2.900% senior notes due 2023 in the aggregate principal amount of $400,000,000 and the outstanding original 3.700% senior notes due 2028 in the aggregate principal amount of $500,000,000 were issued and sold by CBS Corporation and CBS Operations on November 16, 2017 to Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers, pursuant to a purchase agreement dated November 13, 2017. CBS Corporation and CBS Operations issued and sold the original notes in a transaction not requiring registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act. The resale of the original notes by the initial purchasers to investors was effected in transactions not requiring registration under the Securities Act pursuant to Rule 144A and Regulation S thereunder.

Transfer Restrictions. The original notes may not be offered for resale, resold or otherwise transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available or such registration requirements otherwise are not applicable to such resale or other transfer. Pursuant to Rule 144 under the Securities Act, the original notes generally may be resold without restriction in the public market commencing six months after the issue date by a holder who is not, and has not been for the preceding three months, our affiliate if CBS Corporation is current in the filing of its Exchange Act reports at the time of sale. After one year, no restrictions apply to public resales of the original notes by such persons, including the requirement that CBS Corporation be current in its public reporting under the Exchange Act. Other exemptions also may be available under other provisions of the federal securities laws for the resale of the original notes.

Registration Rights Agreement. In connection with the original issuance and sale of the original notes, we entered into a registration rights agreement dated as of November 16, 2017 with the representatives of the initial purchasers of the original notes (the “registration rights agreement”), pursuant to which we and CBS Operations agreed to file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act with respect to an offer to the holders of the original notes to exchange their original notes for the exchange notes. The registration rights agreement provides that unless the exchange offer would not be permitted by applicable law or SEC policy, we and CBS Operations will use commercially reasonable efforts to:

•

file the exchange offer registration statement and cause the exchange offer registration statement to be declared effective by the SEC within 365 days after the issue date for the original notes (or, if such day is not a business day, the next succeeding business day) (the “target registration date”), and

•	consummate the exchange offer within 60 days after the effective date of the exchange offer registration statement.

We and CBS Operations have filed the registration statement of which this prospectus forms a part, and are conducting the exchange offer, in compliance with these requirements.

In accordance with the registration rights agreement, each holder of original notes is required to make specified representations and comply with the undertakings summarized below under “—Terms of the Exchange Offer—Resales of Exchange Notes.”

In the event that (i) we and CBS Operations determine that a registered exchange offer is not available under applicable law or if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) for any reason, we and CBS Operations do not consummate the exchange offer within 60 days after the effective date of the exchange offer registration statement or (iii) before the 20th day following completion of the exchange offer, upon receipt of a written request (a “shelf request”) from any initial purchaser representing that it holds original notes that are ineligible to be exchanged in the exchange offer of original notes (the “ineligible notes”), we and CBS Operations will use commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the original notes and to keep that shelf registration statement effective until the earlier of (1) the earliest date that is not less than three years after the issue date for the original notes and on which no registrable securities (subject to certain exceptions) are subject to any restrictions on transfer under the Securities Act, and (2) the date on which no securities registered thereunder constitute registrable securities (as described in the registration rights agreement). In the event of such a shelf registration, we and CBS Operations will provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the original notes. A noteholder that sells original notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holders of original notes also will be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. As indicated above, under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their original notes for registered original notes in the exchange offer.

If (i) the exchange offer registration statement has not become effective on or before the target registration date, (ii) the shelf registration statement, if required, has not become effective on or before (1) the target registration date, in the event that (a) we and CBS Operations determine that a registered exchange offer is not available under applicable law or if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer or (b) for any reason, we and CBS Operations do not consummate the exchange offer within 60 days after the effective date of the exchange offer registration statement, or (2) the later of (x) the target registration date and (y) 90 days (or if such 90th day is not a business day, the next succeeding business day) after delivery of a shelf request, in the event that we receive a shelf request from any initial purchaser of ineligible notes, (iii) the shelf registration statement, if required, has become effective and thereafter ceases to be effective or the prospectus contained therein ceases to be usable, at any time during the shelf effectiveness period (as described in the registration rights agreement), and such failure to remain effective or usable exists for more than 120 days (whether or not consecutive) in any 12-month period or (iv) the shelf registration statement, if required, has become effective and thereafter, on more than three occasions in any 12-month period during the shelf effectiveness period, ceases to be effective or the prospectus contained therein ceases to be usable (each such event, a “registration default”), the interest rate on the original notes will be increased by (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default and (ii) an additional 0.25% per annum thereafter, until and including the date such registration default ends, up to a maximum aggregate increase of 0.50% per annum. If at any time more than one registration default has occurred and is continuing, then, until the next date on which there is no registration default, the increase in interest rate provided for by this paragraph shall apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such next date that there is no registration default.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, so long as we have accepted all original notes validly tendered in accordance with the terms of the exchange offer. Original notes not tendered in the exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer) and to indemnify the holders of the original notes against certain liabilities, including liabilities under the Securities Act.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part. For information about how you can view or obtain a copy of the registration rights agreement, see “Where You Can Find More Information.”

Terms of the Exchange Offer

The following summary of the terms of the exchange offer does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the letter of transmittal, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, which together constitute the exchange offer, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of original notes. Original notes may be exchanged only in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 principal amount in excess thereof. As of the date of this prospectus, there was outstanding $400,000,000 aggregate principal amount of 2023 original notes and $500,000,000 aggregate principal amount of 2028 original notes.

The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and will bear a different CUSIP number from the original notes of the same series, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes (as described above under “—Purpose of the Exchange Offer—Registration Rights Agreement”) will not apply to the exchange notes. The exchange notes will evidence the same indebtedness as the original notes and will be entitled to the benefits of the indenture. The 2023 exchange notes will be treated as a single series under the indenture with any 2023 original notes that remain outstanding, and the 2028 exchange notes will be treated as a single series under the indenture with any 2028 original notes that remain outstanding.

Holders may tender some or all of their original notes pursuant to the exchange offer, except that if any original notes are tendered for exchange in part, the untendered amount of such original notes must be in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 principal amount in excess thereof. The exchange offer for either series of original notes is not conditioned upon the exchange of any minimum aggregate principal amount of original notes of such series.

Holders of original notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware in connection with the exchange offer.

Resales of Exchange Notes. Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties with respect to other transactions, the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act by holders who satisfy the conditions described in the following paragraph. If a holder does not satisfy such conditions, in the absence of an exemption, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If a holder fails to comply with these requirements, it may incur liabilities under the Securities Act, and we will not indemnify the holder for such liabilities.

Each holder of original notes that wishes to exchange such original notes for exchange notes in the exchange offer will be required to make certain representations to us, including representations that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes to be received in the exchange offer;

•

it is not our affiliate as defined in Rule 405 under the Securities Act or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	it is not prohibited by any law or policy of the SEC from participating in the exchange offer.

In addition, if the holder is not a broker-dealer, it will be required to represent to us that it has not engaged in, is not engaged in, and does not intend to engage in a distribution of exchange notes.

Any broker-dealer that holds original notes acquired for its own account as a result of market-making activities or other trading activities, and that receives exchange notes in exchange for such original notes pursuant to the exchange offer, must deliver a prospectus in connection with any resale of such exchange notes, and must agree in the letter of transmittal that it will do so. By making this acknowledgement and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed in the registration rights agreement that, for a period beginning on the date on which the exchange offer is consummated and ending on the earlier of 180 days after the effective date of the registration statement of which this prospectus forms a part (which is the date of this prospectus) and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act. For additional information, see “Plan of Distribution.”

Each broker-dealer that acquired original notes for its own account as a result of market-making activities or other trading activities, by tendering such original notes, will agree that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement included or incorporated by reference in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary to make the statements included or incorporated by reference therein, in the light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such broker-dealer will suspend the sale of exchange notes pursuant to this prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such broker-dealer. If we give such a notice to suspend the sale of the exchange notes, we will extend the 180-day period referred to above during which such broker-dealers are entitled to use this prospectus in connection with the resale of exchange notes by the number of days during the period from and including the date on which we gave such notice to and including the date on which such broker-dealer received copies of the supplemented or amended prospectus necessary to permit resales of the exchange notes.

A broker-dealer that intends to use this prospectus in connection with resales of exchange notes must so notify us prior to the expiration of the exchange offer. The notice may be given in the space provided for this notice in the letter of transmittal or may be delivered to the exchange agent at the address set forth below under the caption “Exchange Agent.”

Expiration Date; Extension; Termination

Unless extended by us, the exchange offer will expire at 5:00 p.m., New York City time, on December 12, 2018, which time and date we refer to as the “expiration date.” We reserve the right to extend the exchange offer at our discretion, in which event the term “expiration date” will mean the time and date on which the exchange offer as so extended will expire. If we extend the exchange offer, we will issue a press release or other public announcement of the extension as soon as reasonably practicable, but in any event no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right to extend or terminate the exchange offer and not accept for exchange any original notes if any of the events set forth below under “—Conditions to the Exchange Offer” occurs and is not waived by us, by giving oral or written notice of such extension or termination to the exchange agent. The rights reserved by us in this paragraph are in addition to our rights set forth below under “—Conditions to the Exchange Offer.”

Procedures for Tendering

The tender to us of original notes by a holder pursuant to one of the procedures set forth below and the acceptance thereof by us will constitute a binding agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Except as set forth below, a holder that wishes to tender original notes for exchange must transmit, prior to the expiration date, a properly completed and duly executed letter of transmittal, or an “agent’s message” in lieu of a letter of transmittal, and all other documents required by the letter of transmittal to the exchange agent at the address set forth below under “—Exchange Agent.” In addition, either:

•	the exchange agent must receive certificates for such original notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” of such original notes into the exchange agent’s account at DTC pursuant to the book-entry transfer procedure described below under “—Book-Entry Transfer”; or

•	the holder must comply with the guaranteed delivery procedures described below.

Letters of transmittal, certificates for original notes and other documents should be sent to the exchange agent and not to us.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of original notes, the letter of transmittal and other required documents to the exchange agent is at the option and sole risk of the holder, and delivery will be deemed made only when these items are actually received by the exchange agent. If delivery is to be made other than by hand or facsimile transmission, registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery to the exchange agent.

Signatures on a letter of transmittal must be guaranteed unless the original notes tendered pursuant thereto are tendered (i) by a registered holder of original notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of any firm that is an “eligible institution.” An eligible institution includes, among others, a commercial bank, broker, dealer, credit union and national securities exchange. In all other cases, an eligible institution must guarantee signatures on a letter of transmittal.

If the letter of transmittal is signed by a person other than a registered holder of any original notes tendered therewith, the certificates for such original notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the original notes, and such signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any certificates for original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to us of their authority to act in such a capacity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered original notes will be resolved by us, and our determination of such questions will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions in any tender of particular original notes, whether or not we waive similar irregularities or conditions in tenders of other original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Neither we, any of our affiliates or assigns, the exchange agent nor any other person will be under any duty to give notification of any irregularities in tenders or will incur any liability for any failure to give such notification. Tenders of original notes will not be deemed to have been made until all irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be promptly returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility systems may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an agent’s message or a duly executed letter of transmittal, including all other documents required by such letter of transmittal, must in any case be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date, or the guaranteed delivery procedures described below must be complied with.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and (i) whose original notes are not immediately available or (ii) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or comply with the procedures for book-entry transfer, may effect a tender if:

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent prior to the expiration date; and

•

the certificates (or a book-entry confirmation) representing all tendered original notes, in proper form for transfer, together with a letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message in lieu thereof, and any other documents required by the letter of transmittal are received by the exchange agent within two business days after the expiration date.

The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile, overnight courier or mail to the exchange agent, and must include a guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery. For original notes to be properly tendered pursuant to the guaranteed delivery procedure, the exchange agent must receive a notice of guaranteed delivery prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any such transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

(3)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened by any governmental authority, domestic or foreign, that in our reasonable judgment might directly or indirectly result in any of the consequences referred to in clause (1), (2) or (3) above or, in our reasonable judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretations by the staff of the SEC discussed above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, or any change to our organizational documents has been proposed, made or publicly disclosed, which may affect our rights or obligations to undertake any significant transaction relating to our business, capital structure or governance, or which is or may be adverse to us, and which in our reasonable judgment makes it inadvisable to proceed with the exchange offer; or

•	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any person, after the date of this prospectus, has commenced, proposed, announced, made or publicly disclosed a tender or exchange offer (other than this exchange offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement, an agreement in principle or negotiations with any person with respect to such a tender or exchange offer, merger, acquisition, business combination or other similar transaction; or

•

any person, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) has filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intention to acquire us or any of our shares, or has made a public announcement reflecting an intention to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this prospectus has, after the date of this prospectus, acquired or publicly proposed to acquire beneficial ownership of additional shares representing more than 2% of the shares outstanding at the time of such acquisition or proposal, or any other person or group has, after the date of this prospectus, acquired or publicly proposed to acquire beneficial ownership of shares representing more than 5% of the shares outstanding at the time of such acquisition or proposal; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which, in our reasonable judgment, in any case makes it inadvisable to proceed with the exchange offer or with acceptance for exchange or exchange of some or all of the original notes; or

•

there has occurred a change in the interpretations by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such exchange notes; or

•	any law, statute, rule or regulation has been adopted or enacted which, in our reasonable judgment, would be expected to impair our ability to proceed with the exchange offer; or

•

a stop order has been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus forms a part, or proceedings have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine, in our sole discretion, that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If any such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes and will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole discretion, subject to applicable law. Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 12, 2018 (or any later time and date to which we extend the exchange offer). We will issue exchange notes in exchange for such original notes promptly following the expiration date.

Subject to the conditions set forth above under “—Conditions to the Exchange Offer,” issuance of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC, a completed letter of transmittal, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other documents required by the letter of transmittal. Accordingly, the time of delivery of exchange notes will depend upon when certificates for original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent, and such delivery might not be made to all tendering holders at the same time.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby to have exchanged, original notes validly tendered and not withdrawn as, if and when we give written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes that will not be held in global form by DTC or a nominee of DTC to validly tendered holders. Such exchange will be made promptly after the expiration date. If for any reason whatsoever, acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of original notes) or we extend the exchange offer or are unable to accept for exchange or exchange any original notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

Pursuant to the letter of transmittal or an agent’s message in lieu thereof, a holder of tendered original notes will represent and warrant to us that it has full power and authority to tender, exchange, sell, assign and transfer such original notes, that we will acquire good, marketable and unencumbered title to such original notes, free and clear of all liens, restrictions, charges and encumbrances, and that such original notes are not subject to any adverse claims or proxies. The holder also will warrant and agree with us that, upon request, it will execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, assignment and transfer of the original notes tendered pursuant to the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes) promptly after withdrawal, rejection of tender or termination or expiration of the exchange offer.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer. Any original notes that are properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, set forth below under “—Exchange Agent” before 5:00 p.m., New York City time, on December 12, 2018 (or any later time and date to which we extend the exchange offer). Any notice of withdrawal must specify the name of the person that tendered the original notes to be withdrawn, identify the original notes to be withdrawn (including the principal amount of the original notes), and (where certificates for original notes have been transmitted) specify the name in which such original notes are registered, if different from that of the withdrawing holder. If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder also must submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility.

All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we, any of our affiliates or assigns, the exchange agent nor any other person will be under any duty to give notification of any irregularities in any notice of withdrawal or will incur any liability for any failure to give such notification.

Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and other required documents to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail,

Overnight Delivery, Courier or

Electronic Mail:

DB Services Americas, Inc.

MS: JCK01-0218

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

DB.Reorg@db.com

By Facsimile Transmission:

(615) 866-3889

To Confirm by Telephone:

(877) 843-9767

If you deliver the letter of transmittal and other required documents to an address other than any address indicated above or transmit instructions by facsimile to a facsimile number other than any facsimile number indicated above, your delivery or transmission will not constitute a valid delivery of the letter of transmittal or such other documents.

Payment of Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent for its services. We also will pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing and other related fees and expenses.

Tendering holders will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. If exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, the amount of any such transfer tax, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

Consequences of Failure to Exchange

Any original notes not exchanged in the exchange offer will remain entitled to the rights and subject to the limitations contained in the indenture. Following the exchange offer, however, all outstanding original notes will continue to be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act (except in the limited circumstances provided in the registration rights agreement) or to pay contingent increases in interest based on our original registration obligation. Until termination of the transfer restrictions applicable to such original notes under the Securities Act and applicable state securities laws, such original notes generally may be resold or otherwise transferred only:

•	to us;

•	pursuant to an effective registration statement under the Securities Act;

•	to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	pursuant to offers or sales to non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act.

The liquidity of the original notes could be adversely affected by the exchange offer. For additional information, see “Risk Factors—If you fail to exchange your original notes for exchange notes, it may be difficult to resell your original notes.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary describes the material U.S. federal income tax consequences of participation in the exchange offer and of the ownership and disposition of exchange notes, subject to the limitations stated below. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We refer to the exchange notes and the original notes together as the “notes.”

This summary provides general information only and does not address all of the U.S. federal income tax consequences that may be applicable to a holder of notes. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the U.S. federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, tax-exempt organizations, persons that are members of “expanded groups” within the meaning of Treasury Regulation Section 1.385-1 of which CBS Corporation is also a member, persons holding notes as a hedge, as a position in a straddle for tax purposes, or as part of a “synthetic security” or other integrated investment composed of notes and one or more other investments, accrual method taxpayers that are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, U.S. holders (as defined below) whose functional currency is other than the U.S. dollar, or certain U.S. expatriates. This summary is limited to persons who hold notes as a capital asset within the meaning of Section 1221 of the Code. Moreover, the effect of any alternative minimum tax, the Medicare tax on investment income, applicable state, local or foreign tax laws or U.S. federal tax laws other than income tax law is not discussed. No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the notes, and no assurances can be given that the IRS will not disagree with portions of this summary. Persons considering the acquisition of notes should consult their own tax advisors concerning the application of the U.S. federal income tax law to their particular situations, as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction and any other tax laws, including estate and gift tax liability.

For purposes of the following discussion, the term “U.S. holder” means a beneficial owner of notes who is:

(1)	an individual who is a citizen or resident of the United States;

(2)	an estate subject to U.S. federal income taxation without regard to the source of its income;

(3)

a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

(4)

a trust if (a) such trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has a valid election in effect to continue to be treated as a U.S. person, as defined in the Code, or (b) both (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust.

The term “non-U.S. holder” means a beneficial owner of notes, other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes, who is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership should consult their tax advisors.

Exchange of Original Notes for Exchange Notes

The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the original notes for U.S. federal income tax purposes, and are referred to together with the original notes as “notes” in this summary of U.S. federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the original note, and the initial basis of the exchange note will be the same as the basis of the original note immediately before the exchange.

Contingent Payments

In certain circumstances (see “Description of the Exchange Notes—Purchase of Exchange Notes Upon a Change of Control Repurchase Event”), we may be obligated to pay amounts on the notes that are in excess of stated interest on or principal of the notes. We intend to take the position that the likelihood that we will be required to make such payments is remote or incidental as of the issue date of the notes and therefore that these provisions do not cause the notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. However, additional income will be recognized by a holder of notes if any such additional payment is made. Our position that the contingencies described above are remote or incidental is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, the notes could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest on Notes

Stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder’s method of tax accounting.

Market Discount

If a U.S. holder acquires a note at a cost that is less than its stated redemption price at maturity (i.e., its stated principal amount), the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder must include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A

U.S. holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield to maturity basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Amortizable Bond Premium

If a U.S. holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess. Generally, a U.S. holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. Because the notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. holder may amortize with respect to a note. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

Election of Constant Yield Method

U.S. holders may elect to include in gross income all interest that accrues on a note, including any stated interest, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium, by using a constant yield prescribed in the Code and applicable Treasury Regulations. This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by each accrual of income under the constant yield election described in this paragraph.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or retirement of notes, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received on the sale, exchange or retirement (except to the extent such amount is attributable to accrued but unpaid interest, which will be subject to tax as ordinary income to the extent not previously included in income) and the holder’s tax basis in the notes, which will, in general, be the price paid for the notes by the U.S. holder, increased by the amount of any market discount previously included in gross income and reduced (but not below zero) by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on a note.

Gain or loss so recognized will be capital gain or loss (except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income) and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the notes were held by the U.S. holder for more than one year. Under current law, long-term capital gains of non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion of backup withholding and FATCA below, payments of interest by us or our agent (in its capacity as such) to any non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that:

(1)	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	such holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership;

(3)	such holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

(4)	neither we nor our agent has actual knowledge or reason to know that such holder is a U.S. person, and either

(a)

such holder properly certifies to us or our agent, under penalties of perjury, that such holder is not a U.S. person and provides its name and address (which certification can be made on IRS Form W-8BEN or W-8BEN-E, as applicable, or a suitable substitute or any successor form); or

(b)

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, or a “financial institution,” properly certifies to us or our agent, under penalties of perjury (which certification can be made on IRS Form W-8IMY or a suitable substitute or any successor form), that the certification described in clause (4)(a) above has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner and delivers to us or our agent a copy of the certification described in clause (4)(a) above.

Alternatively, these certification requirements will not apply if the non-U.S. holder holds the notes through a “qualified intermediary” (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the IRS concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a non-U.S. holder and the intermediary complies with IRS requirements. Special rules may apply with respect to notes held by a foreign partnership.

Prospective investors, including foreign partnerships and their partners and holders who hold their notes through a qualified intermediary, should consult their tax advisors regarding possible reporting requirements.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless another exemption applies and such holder complies with the relevant certification requirements. Any prospective investor who could not satisfy the portfolio interest exemption requirements described above should consult its tax advisors prior to making an investment in the notes.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such holder, although exempt from U.S. federal withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI or suitable substitute or any successor form), will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits, as defined in the Code, for the taxable year, subject to adjustments.

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder upon the sale, exchange or retirement of notes will not be subject to U.S. federal income or withholding taxes unless:

(1)	such gain is effectively connected with a U.S. trade or business of the holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

(2)	in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met; or

(3)	such gain represents accrued interest, in which case the rules for interest would apply.

A non-U.S. holder described in clause (1) above generally will be subject to tax with respect to such gain in the same manner as a U.S. holder. In some circumstances, a non-U.S. holder which is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

If a non-U.S. holder is an individual described in clause (2) above, such holder will be subject to a flat 30% tax on the gain derived from the sale or exchange, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Amounts attributable to accrued but unpaid stated interest realized on the sale or exchange of a note will be subject to the rules applicable to interest described above.

To claim the benefit of a treaty, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form or any successor form), claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty. In some circumstances, in lieu of providing an IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form), the non-U.S. holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on notes and to certain payments of proceeds of the sale or retirement of notes. We, our paying agent or certain other parties, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a current rate of 24% of such payment if the holder fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of the backup withholding rules. Certain holders are not subject to the backup withholding and information reporting requirements.

Backup withholding and information reporting generally will not apply to payments made by us or our agent (in its capacity as such) to a holder of notes who has provided the required certification under penalties of perjury that such holder is not a U.S. person as set forth in clause (4) of the first sentence under “—Non-U.S. Holders” or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). However, we and other payors may be required to report payments of interest on notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury in the manner described above or otherwise establishes an exemption, and the broker does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a “U.S. related person” generally will not be subject to information reporting or backup withholding. For this purpose, a “U.S. related person” is:

(1)	a controlled foreign corporation for U.S. federal income tax purposes;

(2)

a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period in which the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

(3)	a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of the income or capital interests is held by U.S. persons.

In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through a foreign office of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding taxes.

Foreign Account Tax Compliance Act (FATCA)

A 30% U.S. federal withholding tax may apply to interest income paid on notes, and the gross proceeds from a disposition of notes occurring after December 31, 2018, in each case paid to (1) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements, or (2) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Further, foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “—Non-U.S. Holders,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding these rules and whether they might be relevant to their ownership and disposition of notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with the resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed in the registration rights agreement that, for a period beginning on the date on which the exchange offer is consummated and ending on the earlier of 180 days after the effective date of the registration statement of which this prospectus forms a part (which is the date of this prospectus) and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

•	We will not receive any proceeds from any sale of exchange notes by broker-dealers.

•

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices.

•

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the exchange notes.

•

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes within the meaning of the Securities Act may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•

The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. Any such requests should be made in the letter of transmittal where indicated or otherwise should be directed to CBS Corporation, 51 West 52nd Street, New York, New York 10019, Attention: Legal Department, telephone: (212) 975-4321.

We have agreed in the registration rights agreement to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer) and to indemnify the holders of the original notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

For additional information about the obligations of participating broker-dealers in connection with the exchange offer and the resale of exchange notes, see “The Exchange Offer—Terms of the Exchange Offer—Resales of Exchange Notes.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange.

In accordance with U.S. securities laws, CBS Operations is not obligated to file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Accordingly, CBS Operations does not file separate financial statements with the SEC and does not independently publish its financial statements. CBS Operations’ financial condition, results of operations and cash flows are consolidated into the financial statements of CBS Corporation.

We and CBS Operations have filed a registration statement on Form S-4 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed or incorporated by reference as exhibits to the registration statement, including the indenture and the registration rights agreement described in this prospectus, may be accessed through the SEC’s website set forth above.

Documents Incorporated by Reference

We are “incorporating by reference” specific documents that we file with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any documents subsequently filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018; and

•

our Current Reports on Form 8-K filed on January 12, 2018, February 1, 2018, May 14, 2018, May 18, 2018, May 22, 2018, June 6, 2018, July 30, 2018, September 10, 2018 (solely Items 1.01, 5.02 and 5.03 and Exhibits 3(b), 10(a) and 10(b) of Item 9.01(d)), September 27, 2018, September 27, 2018, September 28, 2018, October 9, 2018, October 12, 2018, October 19, 2018, October 22, 2018 and November 2, 2018 (reporting under Items 8.01 and 9.01(d) a recast of the following sections of our Annual Report on Form 10-K for the year ended December 31, 2017 to reflect the adoption of amended FASB guidance on the presentation of net periodic pension and postretirement benefit cost: Item 6. Selected Financial Data; Item 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition; and Item 8. Financial Statements and Supplementary Data).

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered copies of any of the documents incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, at no cost, by written or oral request directed to:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attention: Investor Relations

Telephone: 1-877-CBS-0787

LEGAL MATTERS

Hogan Lovells US LLP, Washington, D.C., will pass upon the validity of the exchange notes and the guarantees for us and for CBS Operations.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Current Report on Form 8-K dated November 2, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.